Exhibit 99.2

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror or the Company nor is it a solicitation of any vote or approval in any jurisdiction.

This announcement is not for release, publication or distribution, in whole or in part, in, into or from any jurisdiction where to do so would constitute a violation of the applicable laws or regulations of such jurisdiction.

IMAX Corporation (Incorporated in Canada with limited liability)	IMAX China Holding, Inc. (Incorporated in the Cayman Islands with limited liability) (Stock Code: 1970)

JOINT ANNOUNCEMENT

(1) PROPOSED PRIVATISATION OF

IMAX CHINA HOLDING, INC. BY THE OFFEROR

BY WAY OF A SCHEME OF ARRANGEMENT

UNDER SECTION 86 OF THE COMPANIES ACT

(2) PROPOSED WITHDRAWAL OF LISTING OF IMAX CHINA HOLDING, INC.

(3) ESTABLISHMENT OF THE INDEPENDENT BOARD COMMITTEE

AND

(4) RESUMPTION OF TRADING IN SHARES

Financial Adviser to the Offeror

Morgan Stanley Asia Limited

INTRODUCTION

The respective directors of the Offeror and the Company jointly announce that, on 13 July 2023, the Offeror requested the Board to put forward the Proposal to the Scheme Shareholders for the proposed privatisation of the Company by way of a scheme of arrangement under Section 86 of the Companies Act.

TERMS OF THE PROPOSAL

Subject to the Scheme becoming effective, all of the Scheme Shares will be cancelled in exchange for HK$10.00 in cash for each Scheme Share.

The Shares in which IMAX Barbados (a wholly-owned subsidiary of the Offeror) is interested will not form part of the Scheme Shares and will not be cancelled. Upon the Scheme becoming effective, the Company will be owned as to approximately 71.63% and 28.37% by IMAX Barbados and the Offeror, respectively, and the listing of the Shares will be withdrawn from the Stock Exchange.

The Offeror will not increase the Offer Price and does not reserve the right to do so. Shareholders and potential investors should be aware that, following the making of this statement, the Offeror will not be allowed to increase the Offer Price.

The Offer Price of HK$10.00 represents:

(a)	a premium of approximately 39.47% over the closing price of HK$7.1700 per Share as quoted on the Stock Exchange on 10 July 2023, being the Last Full Trading Date;

(b)	a premium of approximately 9.65% over the closing price of HK$9.1200 per Share as quoted on the Stock Exchange on 11 July 2023, being the Last Trading Date;

(c)	a premium of approximately 45.18% over the average closing price of c. HK$6.8880 per Share as quoted on the Stock Exchange for the five trading days up to and including the Last Full Trading Date;

(d)	a premium of approximately 49.16% over the average closing price of c. HK$6.7043 per Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Full Trading Date;

(e)	a premium of approximately 43.61% over the average closing price of c. HK$6.9633 per Share as quoted on the Stock Exchange for the 60 trading days up to and including the Last Full Trading Date;

(f)	a premium of approximately 34.78% over the average closing price of c. HK$7.4194 per Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Full Trading Date; and

(g)

a premium of approximately 88.01% to the audited consolidated net asset value attributable to Shareholders per Share of c. HK$5.3190 as at 31 December 2022 (based on an exchange rate of US$1.0 = HK$7.75).

The implementation of the Proposal and the Scheme will be conditional upon the fulfilment or waiver, as applicable, of all the Conditions as described in the section headed “3. Conditions of the Proposal and the Scheme” below. All of the Conditions must be fulfilled or waived, as applicable, on or before the Long Stop Date, failing which the Proposal and the Scheme will lapse.

SHARE INCENTIVE PROPOSAL

As at the date of this announcement, there are 6,552,179 outstanding Share Incentives, comprising 1,518,800 LTIP Options, 1,295,392 Share Options, 2,850,001 RSUs and 887,986 PSUs. The Offeror will make an appropriate offer to the Share Incentive Holders in accordance with Rule 13 of the Takeovers Code as set out below.

LTIP Option Offer

As at the date of this announcement, there are 1,518,800 LTIP Options granted under the LTIP (all of which have vested and are exercisable), each giving the LTIP Option Holder the right to subscribe for one new Share per LTIP Option (if the Board determines, in its absolute discretion, to settle with Shares). The exercise price of the LTIP Options is US$1.1852 per LTIP Option (approximately HK$9.1853 per LTIP Option).

Under the LTIP Option Offer, the Offeror will offer the LTIP Option Holder a “see-through” price of HK$0.8147 per LTIP Option (being the Offer Price minus the exercise price per LTIP Option) for the cancellation of each LTIP Option. The LTIP Option Offer will be conditional upon the Scheme becoming effective.

The only LTIP Option Holder, Mr. Jim ATHANASOPOULOS, who is an executive Director, has given an irrevocable undertaking in favour of the Offeror that: (i) he will not exercise his outstanding LTIP Options during the offer period; (ii) he will accept the LTIP Option Offer and consent to the cancellation of his outstanding LTIP Options conditional upon the Scheme becoming effective; and (iii) he will accept the Share Award Offer (as elaborated below) conditional upon the Scheme becoming effective.

Share Option Offer

As at the date of this announcement, there are 1,295,392 Share Options granted under the Share Option Scheme (among which 1,285,881 Share Options have vested and 9,511 Share Options have not vested), each giving the Share Option Holders the right to subscribe for one new Share per Share Option (if the Board determines, in its absolute discretion, to settle with Shares). The relevant exercise price applicable to each Share Option ranges from HK$18.24 to HK$ 36.94 per Share Option.

Under the Share Option Offer, the Offeror will offer the Share Option Holders a nominal value of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) (both vested and unvested) for the cancellation of each Share Option, as the exercise price of each Share Option exceeds the Offer Price and the “see-through” price is negative. The Share Option Offer will be conditional upon the Scheme becoming effective.

Share Award Offer

As at the date of this announcement, there are 2,850,001 RSUs granted under the RSU Scheme and 887,986 PSUs granted under the PSU Scheme which have not yet vested, each giving the RSU Holders and the PSU Holders (as the case may be) a contingent right upon the vesting of such RSUs or PSUs to receive one new Share per RSU or PSU for no consideration (if the Board determines, in its absolute discretion, to settle with Shares).

Under the rules of the RSU Scheme and the PSU Scheme, there is no automatic acceleration or cancellation of unvested RSUs and PSUs triggered by a takeover or scheme of arrangement of the Company. The unvested RSUs and PSUs will therefore not be accelerated for vesting as a result of the Proposal.

The Offeror intends to implement the following arrangements such that (i) the RSU Holders will receive Offeror RSUs for the cancellation of all of the RSUs held by them; and (ii) the PSU Holders will receive Offeror PSUs for the cancellation of all of the PSUs held by them, with the vesting of such Offeror RSUs and Offeror PSUs being in accordance with the original vesting schedules and subject to the original vesting conditions applicable to the corresponding RSUs and PSUs:

(a)	on the Effective Date, each RSU Holder will be granted Offeror RSUs under the Offeror LTIP with respect to the unvested RSUs held by him/her as at the Record Date;

(b)

the number of Offeror RSUs to be granted to each RSU Holder in respect of a particular RSU Tranche held by such RSU Holder shall be determined based on the Offer Price and in accordance with the following formula:

A = B x C / D

where:

“A” means the number of Offeror RSUs to be granted to the relevant RSU Holder in respect of a particular RSU Tranche held by such RSU Holder; and for these purposes, the unvested RSUs held by such RSU Holder on the Record Date will be split into different tranches (each being a “RSU Tranche”) based on their date of grant, such that the RSUs granted on the same date will form a single RSU Tranche;

“B” means the number of unvested RSUs comprising the relevant RSU Tranche;

“C” means an amount equal to the Offer Price; and

“D” means the closing price per share in the capital of the Offeror as quoted on The New York Stock Exchange on the relevant date of grant of the RSUs comprising the relevant RSU Tranche;

(c)	on the Effective Date, each PSU Holder will be granted Offeror PSUs under the Offeror LTIP with respect to the unvested PSUs held by him/her as at the Record Date;

(d)

the number of Offeror PSUs to be granted to each PSU Holder in respect of a particular PSU Tranche held by such PSU Holder shall be determined based on the Offer Price and in accordance with the following formula:

A = B x C / D

where:

“A” means the number of Offeror PSUs to be granted to the relevant PSU Holder in respect of a particular PSU Tranche held by such PSU Holder; and for these purposes, the unvested PSUs held by such PSU Holder on the Record Date will be split into different tranches (each being a “PSU Tranche”) based on their date of grant, such that the PSUs granted on the same date will form a single PSU Tranche

“B” means the number of unvested PSUs comprising the relevant PSU Tranche;

“C” means an amount equal to the Offer Price; and

“D” means the closing price per share in the capital of the Offeror as quoted on The New York Stock Exchange on the relevant date of grant of the PSUs comprising the relevant PSU Tranche;

(e)

the grant of the Offeror RSUs and/or Offeror PSUs to a RSU Holder or PSU Holder (as the case may be) will be made on the Effective Date, and the vesting of such Offeror RSUs and Offeror PSUs shall follow the same vesting schedules and be subject to the same terms (including as to vesting conditions and, in respect of the PSUs, performance conditions) as the corresponding RSUs and PSUs held by the relevant RSU Holder or PSU Holder (as applicable); and

(f)

in accordance with the Board’s discretion to cancel all outstanding RSUs and PSUs for nil consideration at any time in accordance with the RSU Scheme and the PSU Scheme respectively, the Board will exercise its discretion to cancel each unvested RSU and PSU on the Effective Date.

The Share Award Offer will be conditional on the Scheme becoming effective.

The Share Incentive Proposal will be conditional on the Scheme becoming effective. If any of the Conditions is not fulfilled or (where applicable) waived on or before the Long Stop Date and the Proposal and the Scheme lapse, the Share Incentive Proposal will also lapse.

Further information on the Share Incentive Proposal will be set out in a letter to the Share Incentive Holders, which will be despatched at or around the same time as the despatch of the Scheme Document.

CONFIRMATION OF FINANCIAL RESOURCES

As at the date of this announcement, there are:

(a)	96,330,543 Scheme Shares in issue;

(b)	1,518,800 LTIP Options, in respect of which the LTIP Option Holder has irrevocably undertaken not to exercise during the offer period unless the Scheme lapses;

(c)

1,295,392 Share Options, of which 1,285,881 Share Options have vested and 9,511 Share Options have not vested, which will be subject to the Share Option Offer at a nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) (both vested and unvested);

(d)	2,850,001 RSUs, of which 367,396 are due to vest before 31 December 2023 (being the Long Stop Date) (the “Vesting RSUs”); and

(e)	887,986 PSUs, none of which are due to vest before the Long Stop Date.

Assuming that (i) none of the Share Incentives will be exercised or vest on or before the Record Date; and (ii) no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the Proposal and the Share Incentive Proposal will involve making an offer to cancel:

(a)	96,330,543 Scheme Shares in exchange for the Offer Price of HK$10.00 per Scheme Share in cash;

(b)	1,518,800 LTIP Options in exchange for the “see-through” price of HK$0.8147 per LTIP Option in cash; and

(c)	1,295,392 Share Options in exchange for the nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) in cash,

with the aggregate amount payable in cash accordingly being HK$964,543,833.

Assuming that (i) all of the 367,396 Vesting RSUs will vest and the Company will satisfy such vesting out of the 884,232 Shares held by the Share Award Trustee as at the date of this announcement; and (ii) no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the Proposal and the Share Incentive Proposal will involve making an offer to cancel:

(a)	96,330,543 Scheme Shares in exchange for the Offer Price of HK$10.00 per Scheme Share in cash;

(b)	1,518,800 LTIP Options in exchange for the “see-through” price of HK$0.8147 per LTIP Option in cash; and

(c)	1,295,392 Share Options in exchange for the nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) in cash,

with the aggregate amount payable in cash accordingly being HK$964,543,833.

Accordingly, assuming that no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the maximum aggregate amount payable to implement the Proposal and the Share Incentive Proposal in full will be HK$964,543,833.

The Offeror proposes to finance the cash consideration payable under the Proposal and the Share Incentive Proposal in full through its internal cash resources and/or external debt financing.

Morgan Stanley, as financial adviser to the Offeror in connection with the Proposal and the Share Incentive Proposal, is satisfied that sufficient financial resources are available to the Offeror to satisfy its payment obligations in respect of the maximum cash consideration payable under the Proposal and the Share Incentive Proposal.

INDEPENDENT BOARD COMMITTEE

The Independent Board Committee, comprising Ms. Yue-Sai KAN, Mr. John DAVISON, Ms. Dawn TAUBIN and Mr. Peter LOEHR (being all of the independent non-executive Directors), has been established by the Board to make recommendations to the Disinterested Shareholders and the Share Incentive Holders as to: (i) whether the terms of the Proposal, the Scheme and the Share Incentive Proposal are, or are not, fair and reasonable; and (ii) whether to vote in favour of the Scheme at the Court Meeting and the resolutions in connection with the implementation of the Proposal at the EGM.

As Mr. Richard GELFOND (being a non-executive Director and the chairman of the Board) is also the Chief Executive Officer of the Offeror and Mr. Robert LISTER (being a non-executive Director) is also the Chief Legal Officer and Senior Executive Vice President of the Offeror, Mr. Richard GELFOND and Mr. Robert LISTER are regarded as being interested in the Proposal and will not form part of the Independent Board Committee.

INDEPENDENT FINANCIAL ADVISER

As at the date of this announcement, the Company has not appointed an Independent Financial Adviser in connection with the Proposal and the Share Incentive Proposal. The Independent Financial Adviser will be appointed by the Board, with the approval of the Independent Board Committee, in due course to advise the Independent Board Committee on the Proposal and the Share Incentive Proposal. A further announcement will be made after the appointment of the Independent Financial Adviser.

DESPATCH OF THE SCHEME DOCUMENT

A Scheme Document including, among other things: (a) further details of the Proposal, the Scheme and the Share Incentive Proposal; (b) an explanatory statement in respect of the Scheme as required under the Companies Act; (c) the expected timetable relating to the Proposal, the Scheme and the Share Incentive Proposal; (d) a letter from the Independent Board Committee containing its recommendations to the Disinterested Shareholders and the Share Incentive Holders in respect of the Proposal, the Scheme and the Share Incentive Proposal; (e) a letter of advice from the Independent Financial Adviser containing its advice to the Independent Board Committee in respect of the Proposal, the Scheme and the Share Incentive Proposal; and (f) notices of the Court Meeting and the EGM (including proxy forms relating to such meetings for use by the relevant Shareholders), will be despatched to the Shareholders and the Share Incentive Holders as soon as practicable and in compliance with the requirements of the Takeovers Code and Applicable Laws.

WITHDRAWAL OF LISTING OF THE SHARES ON THE STOCK EXCHANGE

Upon the Scheme becoming effective, all of the Scheme Shares will be cancelled and the share certificates in respect of the Scheme Shares will thereafter cease to have effect as documents or evidence of title. The Company will make an application to the Stock Exchange for the withdrawal of the listing of the Shares on the Stock Exchange in accordance with Rule 6.15 of the Listing Rules immediately following the Scheme becoming effective.

IF THE SCHEME IS NOT APPROVED OR THE PROPOSAL LAPSES

Subject to the requirements of the Takeovers Code, the Proposal and the Scheme will lapse if any of the Conditions has not been fulfilled or (where applicable) waived on or before the Long Stop Date. If the Scheme is not approved or the Proposal otherwise lapses, the listing of the Shares on the Stock Exchange will not be withdrawn and, as the Share Incentive Proposal is conditional upon the Scheme becoming effective, the Share Incentive Proposal will lapse.

RESUMPTION OF TRADING

At the request of the Company, trading in the Shares on the Stock Exchange was halted from 10:06 a.m. on 11 July 2023, pending the issue of this announcement.

An application has been made by the Company to the Stock Exchange for the resumption of trading in the Shares on the Stock Exchange with effect from 9:00 a.m. on 13 July 2023.

WARNINGS

Shareholders, Share Incentive Holders and potential investors should be aware that the implementation of the Proposal, the Scheme and the Share Incentive Proposal is subject to the Conditions being fulfilled or (where applicable) waived. Accordingly, the Proposal and the Share Incentive Proposal may or may not be implemented and the Scheme may or may not become effective. Shareholders, Share Incentive Holders and potential investors are advised to exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

This announcement is not intended to, and does not, constitute or form part of any offer to sell or subscribe for or an invitation to purchase or subscribe for any securities or the solicitation of any vote, approval or acceptance in any jurisdiction pursuant to the Proposal, the Share Incentive Proposal or otherwise, nor shall there be any sale, issuance or transfer of securities of the Company in any jurisdiction in contravention of Applicable Laws. The Proposal and the Share Incentive Proposal will be made solely through the Scheme Document (and, in respect of the Share Incentive Proposal, the letter to the Share Incentive Holders which is expected to be despatched at or around the same time as the despatch of the Scheme Document), which will contain the full terms and conditions of the Proposal and the Share Incentive Proposal, including details of how to vote on the Proposal and the Share Incentive Proposal. Any approval or other response to the Proposal or the Share Incentive Proposal should be made only on the basis of information in the Scheme Document (and, in respect of the Share Incentive Proposal, the letter to the Share Incentive Holders).

The availability of the Proposal and the Share Incentive Proposal to persons who are citizens, residents or nationals of a jurisdiction other than Hong Kong may be affected by the laws of the relevant jurisdiction in which they are located or resident or of which they are citizens. Such Scheme Shareholders and Share Incentive Holders should inform themselves about, and observe, any applicable legal, regulatory or tax requirements in their respective jurisdictions and, where necessary, seek their own legal advice. Further information in relation to overseas Shareholders and Share Incentive Holders will be contained in the Scheme Document and the letter to the Share Incentive Holders, respectively.

NOTICE TO U.S. INVESTORS

The Proposal and the Scheme relate to the cancellation of the securities of a company incorporated under the laws of the Cayman Islands by way of a scheme of arrangement provided for under the Companies Act. The Share Incentive Proposal represents an appropriate offer to be made by the Offeror to the Share Incentive Holders in respect of the Share Incentives held by them pursuant to Rule 13 of the Takeovers Code. The Proposal, the Scheme and the Share Incentive Proposal are subject to Hong Kong procedural disclosure requirements and practices which are different from those of the United States.

A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules of the United States Securities Exchange Act of 1934. Accordingly, the Proposal, the Scheme and the Share Incentive Proposal are subject to the procedural and disclosure requirements and practices applicable in the Cayman Islands and Hong Kong to schemes of arrangement and securities offer, which differ from the disclosure and procedural and practice requirements applicable under United States federal securities laws.

The receipt of cash pursuant to the Proposal, the Scheme or the Share Incentive Proposal by a U.S. holder of the Scheme Shares or the Share Incentives may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of the Scheme Shares or the Share Incentives is urged to consult his/her/its independent professional adviser immediately regarding the tax consequences of the Proposal, the Scheme and the Share Incentive Proposal applicable to him/her/it.

It may be difficult for a U.S. holder of the Scheme Shares or the Share Incentives to enforce his/her/its rights and claims arising out of the U.S. federal securities laws, as the Offeror and the Company are incorporated in a country other than the United States, and some or all of their respective officers and directors may be residents of a country other than the United States. A U.S. holder of the Scheme Shares or the Share Incentives may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, a U.S. holder of the Scheme Shares or the Share Incentives may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgement.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved the Proposal, the Scheme or the Share Incentive Proposal, or determined if this announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

This announcement is not intended to, and does not, constitute, or form part of, an offer or invitation to purchase or subscribe for any securities of the Company in the United States.

Forward-Looking Statements: This announcement may include forward-looking statements. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “envisages”, “estimates”, “anticipates”, “expects”, “intends”, “may”, “will” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding the Offeror’s, the Company’s or their respective affiliates’ intentions, beliefs or current expectations. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Readers are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those made in or suggested by the forward-looking statements contained in this announcement, and may not be indicative of results or developments in subsequent periods. The forward-looking statements and information contained in this announcement are made as of the date hereof and each of the Offeror and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws or the Takeovers Code.

Financial information disclosed in respect of the Proposal, the Scheme and the Share Incentive Proposal has been or will have been prepared in accordance with non-U.S. accounting standards that may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

1.	INTRODUCTION

On 13 July 2023, the Offeror requested the Board to put forward the Proposal to the Scheme Shareholders for the proposed privatisation of the Company by way of a scheme of arrangement under Section 86 of the Companies Act involving the cancellation of the Scheme Shares and, in consideration thereof, the payment to the Scheme Shareholders of the Offer Price in cash for each Scheme Share, and the withdrawal of the listing of the Shares on the Stock Exchange.

If the Proposal is approved and implemented, under the Scheme, the Scheme Shares will be cancelled and extinguished on the Effective Date. Contemporaneously with such cancellation and extinguishment, the share capital of the Company will be maintained by the issuance at par to the Offeror, credited as fully paid, of the aggregate number of Shares as is equal to the number of Scheme Shares cancelled. The reserve created in the Company’s books of account as a result of the cancellation of the Scheme Shares will be applied in paying up in full at par the new Shares so issued to the Offeror.

The Shares in which IMAX Barbados (a wholly-owned subsidiary of the Offeror) is interested will not form part of the Scheme Shares and will not be cancelled. Upon the Scheme becoming effective, the Company will be owned as to approximately 71.63% and 28.37% by IMAX Barbados and the Offeror, respectively, and the listing of the Shares will be withdrawn from the Stock Exchange.

2.	TERMS OF THE PROPOSAL

The Scheme

Subject to the Scheme becoming effective, all of the Scheme Shares will be cancelled in exchange for HK$10.00 in cash for each Scheme Share.

If, after the date of this announcement, any dividend and/or other distribution and/or other return of capital is announced, declared or paid in respect of the Shares, the Offeror reserves the right to reduce the Offer Price by all or any part of the amount or value of such dividend, distribution and/or, as the case may be, return of capital after consultation with the Executive, in which case any reference in this announcement, the Scheme Document or any other announcement or document to the Offer Price will be deemed to be a reference to the Offer Price as so reduced. The Company has confirmed that it does not intend to announce, declare or pay any dividend, distribution or other return of capital before the Long Stop Date. As at the date of this announcement, the Company has no declared but unpaid dividends.

The Offeror will not increase the Offer Price and does not reserve the right to do so. Shareholders and potential investors should be aware that, following the making of this statement, the Offeror will not be allowed to increase the Offer Price.

The Offer Price of HK$10.00 represents:

(a)	a premium of approximately 39.47% over the closing price of HK$7.1700 per Share as quoted on the Stock Exchange on 10 July 2023, being the Last Full Trading Date;

(b)	a premium of approximately 9.65% over the closing price of HK$9.1200 per Share as quoted on the Stock Exchange on 11 July 2023, being the Last Trading Date;

(c)	a premium of approximately 45.18% over the average closing price of c. HK$6.8880 per Share as quoted on the Stock Exchange for the five trading days up to and including the Last Full Trading Date;

(d)	a premium of approximately 49.16% over the average closing price of c. HK$6.7043 per Share as quoted on the Stock Exchange for the 30 trading days up to and including the Last Full Trading Date;

(e)	a premium of approximately 43.61% over the average closing price of c. HK$6.9633 per Share as quoted on the Stock Exchange for the 60 trading days up to and including the Last Full Trading Date;

(f)	a premium of approximately 34.78% over the average closing price of c. HK$7.4194 per Share as quoted on the Stock Exchange for the 90 trading days up to and including the Last Full Trading Date; and

(g)

a premium of approximately 88.01% to the audited consolidated net asset value attributable to Shareholders per Share of c. HK$5.3190 as at 31 December 2022 (based on an exchange rate of US$1.0 = HK$7.75).

The Offer Price has been determined on an arm’s length commercial basis after taking into account the prices of the Shares traded on the Stock Exchange and with reference to other privatisation transactions in Hong Kong in recent years.

Highest and lowest prices

During the six-month period ended on and including the Last Trading Date, the highest closing price of the Shares as quoted on the Stock Exchange was HK$11.54 on 27 January 2023, and the lowest closing price of the Shares as quoted on the Stock Exchange was HK$6.07 on 25 May 2023.

3.	CONDITIONS OF THE PROPOSAL AND THE SCHEME

The Proposal and the Scheme will only become effective and binding on the Company and all of the Scheme Shareholders if the following Conditions are fulfilled or waived (as applicable):

(a)

the approval of the Scheme (by way of poll) at the Court Meeting by the Scheme Shareholders representing not less than 75% in value of the Scheme Shares held by the Scheme Shareholders entitled to vote at the Court Meeting, present and voting either in person or by proxy at the Court Meeting (with IMAX Barbados having provided an undertaking to the Grand Court not to attend and vote at the Court Meeting), provided that:

(i)

the Scheme is approved (by way of a poll) by not less than 75% of the votes attaching to the Disinterested Shares cast by the Disinterested Shareholders, present and voting either in person or by proxy at the Court Meeting; and

(ii)

the number of votes cast (by way of a poll) by the Disinterested Shareholders present and voting either in person or by proxy at the Court Meeting against the resolution to approve the Scheme at the Court Meeting is not more than 10% of the votes attaching to all of the Disinterested Shares;

(b)

the passing of a special resolution by a majority of not less than three-fourths of the votes cast by the Shareholders present and voting in person or by proxy at the EGM to (i) approve and give effect to any reduction of the issued share capital of the Company on the Effective Date by cancelling the Scheme Shares; and (ii) contemporaneously to issue to the Offeror such number of new Shares as is equal to the number of Scheme Shares cancelled and apply the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par such new Shares;

(c)

the sanction of the Scheme (with or without modifications) by the Grand Court and the delivery to the Registrar of Companies in the Cayman Islands of a copy of the order of the Grand Court for registration;

(d)

compliance, to the extent necessary, with the applicable procedural requirements and conditions, if any, under the Companies Act in relation to any reduction of the issued share capital of the Company as a result of the cancellation of the Scheme Shares and the Scheme, respectively;

(e)	all of the Approvals having been obtained, completed and/or made and remaining in full force and effect without modification or variation;

(f)

all Applicable Laws having been complied with and no legal, regulatory or administrative requirement having been imposed by any Authority in any jurisdiction which is not expressly provided for, or is in addition to the legal, regulatory and administrative requirements which are expressly provided for, in the Applicable Laws in connection with the Proposal or the Scheme;

(g)

no Authority in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry (or enacted, made or proposed, and there not continuing to be outstanding, any statute, regulation, demand or order), in each case, which would make the Proposal or the Scheme void, unenforceable, illegal or impracticable (or which would impose any material and adverse conditions or obligations in connection with the Proposal or the Scheme); and

(h)

save in connection with the implementation of the Proposal, the listing of the Shares on the Stock Exchange not having been withdrawn, and no indication having been received from the Executive and/or the Stock Exchange to the effect that the listing of the Shares on the Stock Exchange is or is likely to be withdrawn.

The Conditions in paragraphs (a) to (d) (inclusive) cannot be waived. The Offeror reserves the right to waive all or any of the Conditions in paragraphs (e) to (h) (inclusive) above in whole or in part. Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, the Offeror may only invoke any or all of the Conditions as a basis for not proceeding with the Scheme if the circumstances which give rise to the right to invoke any such Condition are of material significance to the Offeror in the context of the Proposal. The Company has no right to waive any of the Conditions.

All of the Conditions must be fulfilled or waived, as applicable, on or before the Long Stop Date, failing which the Proposal and the Scheme will lapse.

As at the date of this announcement and based on the information available to the Offeror and the Company, other than those specifically set out as the Conditions above and the application for the withdrawal of the listing of the Shares on the Stock Exchange upon the Scheme becoming effective, each of the Offeror and the Company is not aware of any Approvals which are required as set out in the Condition in paragraph (e) above, and each of the Offeror and the Company is also not aware of any other circumstances which may result in any of the Conditions in paragraphs (f) to (h) (inclusive) above not being satisfied. In particular, as at the date of this announcement, the Company is not aware of any Authority in any jurisdiction having taken or instituted any action, proceeding, suit, investigation or enquiry as set out in the Condition in paragraph (g).

If the Conditions are satisfied or (where applicable) waived, the Scheme will be binding on all of the Scheme Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM.

WARNINGS

Shareholders, Share Incentive Holders and potential investors should be aware that the implementation of the Proposal, the Scheme and the Share Incentive Proposal is subject to the Conditions being fulfilled or (where applicable) waived. Accordingly, the Proposal and the Share Incentive Proposal may or may not be implemented and the Scheme may or may not become effective. Shareholders, Share Incentive Holders and potential investors are advised to exercise caution when dealing in the securities of the Company. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

4.	SHARE INCENTIVE PROPOSAL

As at the date of this announcement, there are 6,552,179 outstanding Share Incentives, comprising 1,518,800 LTIP Options, 1,295,392 Share Options, 2,850,001 RSUs and 887,986 PSUs. The Offeror will make an appropriate offer to the Share Incentive Holders in accordance with Rule 13 of the Takeovers Code as set out below.

LTIP Option Offer

As at the date of this announcement, there are 1,518,800 LTIP Options granted under the LTIP (all of which have vested and are exercisable), each giving the LTIP Option Holder the right to subscribe for one new Share per LTIP Option (if the Board determines, in its absolute discretion, to settle with Shares). The exercise price of the LTIP Options is US$1.1852 per LTIP Option (approximately HK$9.1853 per LTIP Option).

Under the LTIP Option Offer, the Offeror will offer the LTIP Option Holder a “see-through” price of HK$0.8147 per LTIP Option (being the Offer Price minus the exercise price per LTIP Option) for the cancellation of each LTIP Option. The LTIP Option Offer will be conditional upon the Scheme becoming effective.

The only LTIP Option Holder, Mr. Jim ATHANASOPOULOS, who is an executive Director, has given an irrevocable undertaking in favour of the Offeror that: (i) he will not exercise his outstanding LTIP Options during the offer period; (ii) he will accept the LTIP Option Offer and consent to the cancellation of his outstanding LTIP Options conditional upon the Scheme becoming effective; and (iii) he will accept the Share Award Offer (as elaborated below) conditional upon the Scheme becoming effective (the “LTIP Option Holder Undertaking”).

Share Option Offer

As at the date of this announcement, there are 1,295,392 Share Options granted under the Share Option Scheme (among which 1,285,881 Share Options have vested and 9,511 Share Options have not vested), each giving the Share Option Holders the right to subscribe for one new Share per Share Option (if the Board determines, in its absolute discretion, to settle with Shares). The relevant exercise price applicable to each Share Option ranges from HK$18.24 to HK$ 36.94 per Share Option.

Under the Share Option Offer, the Offeror will offer the Share Option Holders a nominal value of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) (both vested and unvested) for the cancellation of each Share Option, as the exercise price of each Share Option exceeds the Offer Price and the “see-through” price is negative. The Share Option Offer will be conditional upon the Scheme becoming effective.

The following table sets out the exercise price and the “negative see-through” price of the outstanding Share Options under the Share Option Offer:

Date of grant	Exercise price (HK$)	“Negative see- through” price (HK$)	Number of Share Options not yet exercisable	Number of Share Options that are now exercisable
7 March 2017	36.94	-26.94	—	264,437
1 August 2017	21.43	-11.43	—	136,518
7 March 2018	24.45	-14.45	—	208,036
1 August 2018	23.10	-13.10	—	122,460
7 March 2019	20.71	-10.71	—	321,357
1 August 2019	18.24	-8.24	9,511	233,073

		Total	9,511	1,285,881

If any of the outstanding Share Options is exercised at the relevant exercise price in accordance with the terms of the Share Option Scheme on or before the Record Date, and the corresponding Shares are transferred or issued to such Share Option Holder(s) before the Record Date, any such Shares will be Scheme Shares and, if the relevant Share Option Holder is not an Offeror Concert Party, such Shares will be Disinterested Shares which may be voted at the Court Meeting and the EGM.

Share Award Offer

As at the date of this announcement, there are 2,850,001 RSUs granted under the RSU Scheme and 887,986 PSUs granted under the PSU Scheme which have not yet vested, each giving the RSU Holders and the PSU Holders (as the case may be) a contingent right upon the vesting of such RSUs or PSUs to receive one new Share per RSU or PSU for no consideration (if the Board determines, in its absolute discretion, to settle with Shares).

Under the rules of the RSU Scheme and the PSU Scheme, there is no automatic acceleration or cancellation of unvested RSUs and PSUs triggered by a takeover or scheme of arrangement of the Company. The unvested RSUs and PSUs will therefore not be accelerated for vesting as a result of the Proposal.

The Offeror intends to implement the following arrangements such that (i) the RSU Holders will receive Offeror RSUs for the cancellation of all of the RSUs held by them; and (ii) the PSU Holders will receive Offeror PSUs for the cancellation of all of the PSUs held by them, with the vesting of such Offeror RSUs and Offeror PSUs being in accordance with the original vesting schedules and subject to the original vesting conditions applicable to the corresponding RSUs and PSUs:

(a)	on the Effective Date, each RSU Holder will be granted Offeror RSUs under the Offeror LTIP with respect to the unvested RSUs held by him/her as at the Record Date;

(b)

the number of Offeror RSUs to be granted to each RSU Holder in respect of a particular RSU Tranche held by such RSU Holder shall be determined based on the Offer Price and in accordance with the following formula:

A = B x C / D

where:

“A” means the number of Offeror RSUs to be granted to the relevant RSU Holder in respect of a particular RSU Tranche held by such RSU Holder; and for these purposes, the unvested RSUs held by such RSU Holder on the Record Date will be split into different tranches (each being a “RSU Tranche”) based on their date of grant, such that the RSUs granted on the same date will form a single RSU Tranche;

“B” means the number of unvested RSUs comprising the relevant RSU Tranche;

“C” means an amount equal to the Offer Price; and

“D” means the closing price per share in the capital of the Offeror as quoted on The New York Stock Exchange on the relevant date of grant of the RSUs comprising the relevant RSU Tranche;

(c)	on the Effective Date, each PSU Holder will be granted Offeror PSUs under the Offeror LTIP with respect to the unvested PSUs held by him/her as at the Record Date;

(d)

the number of Offeror PSUs to be granted to each PSU Holder in respect of a particular PSU Tranche held by such PSU Holder shall be determined based on the Offer Price and in accordance with the following formula:

A = B x C / D

where:

“A” means the number of Offeror PSUs to be granted to the relevant PSU Holder in respect of a particular PSU Tranche held by such PSU Holder; and for these purposes, the unvested PSUs held by such PSU Holder on the Record Date will be split into different tranches (each being a “PSU Tranche”) based on their date of grant, such that the PSUs granted on the same date will form a single PSU Tranche

“B” means the number of unvested PSUs comprising the relevant PSU Tranche;

“C” means an amount equal to the Offer Price; and

“D” means the closing price per share in the capital of the Offeror as quoted on The New York Stock Exchange on the relevant date of grant of the PSUs comprising the relevant PSU Tranche;

(e)

the grant of the Offeror RSUs and/or Offeror PSUs to a RSU Holder or PSU Holder (as the case may be) will be made on the Effective Date, and the vesting of such Offeror RSUs and Offeror PSUs shall follow the same vesting schedules and be subject to the same terms (including as to vesting conditions and, in respect of the PSUs, performance conditions) as the corresponding RSUs and PSUs held by the relevant RSU Holder or PSU Holder (as applicable); and

(f)

in accordance with the Board’s discretion to cancel all outstanding RSUs and PSUs for nil consideration at any time in accordance with the RSU Scheme and the PSU Scheme respectively, the Board will exercise its discretion to cancel each unvested RSU and PSU on the Effective Date.

The Share Award Offer will be conditional on the Scheme becoming effective.

Any RSU Holder or PSU Holder who does not accept the Share Award Offer will not receive any Offeror RSUs or Offeror PSUs (as the case may be) under the Share Award Offer in respect of his/her outstanding RSUs and PSUs as at the Record Date. The Board will then exercise its discretion to cancel such RSUs and PSUs for nil consideration in accordance with the terms and conditions of the RSU Scheme and PSU Scheme.

The Offeror is of the view that the Share Award Offer provides a fair and equal treatment to the RSU Holders and the PSU Holders on the basis that:

(a)	the value of the RSUs and PSUs will be determined based on the Offer Price of HK$10.00. RSU Holders and PSU Holders will therefore benefit from the same offer premium as the Scheme Shareholders;

(b)

pursuant to the rules of the RSU Scheme and the PSU Scheme, the Board can decide in its absolute discretion whether to satisfy the vesting of RSUs and PSUs with Shares or cash based on a market value to be determined by the Board in its discretion. The Company’s established practice has been to settle the vesting of all RSUs and PSUs with Shares (and not with cash). Recognising that the Shares will no longer be liquid post-privatisation of the Company, the Offeror’s proposal to grant new Offeror RSUs and Offeror PSUs which, on vesting, would be settled with marketable and liquid shares in the Offeror (or cash) in accordance with the rules of the Offeror LTIP will allow RSU Holders and PSU Holders to continue to receive liquid securities on vesting; and

(c)

share incentives form a crucial part of the compensation and incentivisation structure of the Offeror group. The grant of Offeror RSUs and Offeror PSUs to the RSU Holders and PSU Holders will allow the Offeror to continue to align the interests of these important employees with the interests of the Offeror group and its shareholders as a whole. It will also allow RSU Holders and PSU Holders to continue to be invested in the growth and value of the Company’s business (through its interest in the Offeror) and incentivise them to continue to contribute to the growth of the business.

If any of the RSUs and PSUs vest in accordance with the terms of the RSU Scheme or the PSU Scheme on or before the Record Date, and the corresponding Shares are transferred or issued to such RSU Holder(s) and PSU Holder(s) before the Record Date, any such Shares will be Scheme Shares and, if the relevant RSU Holder or PSU Holder is not an Offeror Concert Party, such Shares will be Disinterested Shares which may be voted at the Court Meeting and the EGM.

Share Award Trustee

As at the date of this announcement, the Share Award Trustee holds 884,232 Shares (representing approximately 0.26% of the issued share capital of the Company), of which 852,482 Shares (representing approximately 0.25% of the issued share capital of the Company) are to be used to satisfy future grants or vesting of RSUs and PSUs and 31,750 Shares are to be used to satisfy 31,750 vested RSUs held by Mr. Jiande CHEN1. All Shares held by the Share Award Trustee as at the Record Date shall form part of the Scheme Shares and be cancelled upon the Scheme becoming effective. Conditional upon the Scheme becoming effective, the Offeror shall pay the aggregate Offer Price for such Shares to the Share Award Trustee, which will then pay such aggregate amount to the Company.

During the offer period, the Share Award Trustee will not further acquire Shares on market, and the Company does not intend to grant any Share Incentives.

The Share Incentive Proposal will be conditional on the Scheme becoming effective. If any of the Conditions is not fulfilled or (where applicable) waived on or before the Long Stop Date and the Proposal and the Scheme lapse, the Share Incentive Proposal will also lapse.

Further information on the Share Incentive Proposal will be set out in a letter to the Share Incentive Holders, which will be despatched at or around the same time as the despatch of the Scheme Document.

5.	CONFIRMATION OF FINANCIAL RESOURCES

As at the date of this announcement, there are:

(a)	96,330,543 Scheme Shares in issue;

(b)	1,518,800 LTIP Options, in respect of which the LTIP Option Holder has irrevocably undertaken not to exercise during the offer period unless the Scheme lapses;

(c)

1,295,392 Share Options, of which 1,285,881 Share Options have vested and 9,511 Share Options have not vested, which will be subject to the Share Option Offer at a nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) (both vested and unvested);

[1]

31,750 RSUs held by Mr. Jiande CHEN vested on 23 June 2023. The Share Award Trustee will transfer 31,750 Shares to Mr. Jiande CHEN in settlement of such vested RSUs after expiry of the blackout period of the Company on 27 July 2023.

(d)	2,850,001 RSUs, of which 367,396 are due to vest before 31 December 2023 (being the Long Stop Date) (the “Vesting RSUs”); and

(e)	887,986 PSUs, none of which are due to vest before the Long Stop Date.

Assuming that (i) none of the Share Incentives will be exercised or vest on or before the Record Date; and (ii) no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the Proposal and the Share Incentive Proposal will involve making an offer to cancel:

(a)	96,330,543 Scheme Shares in exchange for the Offer Price of HK$10.00 per Scheme Share in cash;

(b)	1,518,800 LTIP Options in exchange for the “see-through” price of HK$0.8147 per LTIP Option in cash; and

(c)	1,295,392 Share Options in exchange for the nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) in cash,

with the aggregate amount payable in cash accordingly being HK$964,543,833.

Assuming that (i) all of the 367,396 Vesting RSUs will vest and the Company will satisfy such vesting out of the 884,232 Shares held by the Share Award Trustee as at the date of this announcement; and (ii) no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the Proposal and the Share Incentive Proposal will involve making an offer to cancel:

(a)	96,330,543 Scheme Shares in exchange for the Offer Price of HK$10.00 per Scheme Share in cash;

(b)	1,518,800 LTIP Options in exchange for the “see-through” price of HK$0.8147 per LTIP Option in cash; and

(c)	1,295,392 Share Options in exchange for the nominal price of US$0.0001 per Share Option (equivalent to HK$0.0008 per Share Option) in cash,

with the aggregate amount payable in cash accordingly being HK$964,543,833.

Accordingly, assuming that no new Shares will be issued and no new Share Incentives will be granted on or before the Record Date, the maximum aggregate amount payable to implement the Proposal and the Share Incentive Proposal in full will be HK$964,543,833.

The Offeror proposes to finance the cash consideration payable under the Proposal and the Share Incentive Proposal in full through its internal cash resources and/or external debt financing.

Morgan Stanley, as financial adviser to the Offeror in connection with the Proposal and the Share Incentive Proposal, is satisfied that sufficient financial resources are available to the Offeror to satisfy its payment obligations in respect of the maximum cash consideration payable under the Proposal and the Share Incentive Proposal.

6.	SHAREHOLDING STRUCTURE OF THE COMPANY

As at the date of this announcement:

(a)	the issued share capital of the Company is 339,593,143 Shares;

(b)

the Offeror beneficially controls or has direction over 243,262,600 Shares through its wholly-owned subsidiary, IMAX Barbados, representing approximately 71.63% of the issued share capital of the Company; for the avoidance of doubt, these Shares shall not form part of the Scheme Shares;

(c)

the Disinterested Shareholders (including the Share Award Trustee) legally and/or beneficially own, control or have direction over 96,330,543 Shares in aggregate, representing approximately 28.37% of the issued share capital of the Company;

(d)	the Share Award Trustee holds 884,232 Shares in aggregate, representing approximately 0.26% of the issued share capital of the Company, on trust in connection with the RSU Scheme and the PSU Scheme;

(e)	the Share Incentive Holders in aggregate hold 6,552,179 outstanding Share Incentives, comprising 1,518,800 LTIP Options, 1,295,392 Share Options, 2,850,001 RSUs, and 887,986 PSUs; and

(f)

save for the 339,593,143 Shares in issue and the Share Incentives referred to in paragraph (e) above, the Company does not have any outstanding shares, options, warrants, convertible securities or other relevant securities in issue.

Shareholding Structure

The table below sets out the shareholding structure of the Company as at the date of this announcement and immediately following completion of the Proposal, assuming that: (a) no further Shares will be issued and no further Share Incentives will be granted on or before the Record Date; and (b) there will be no other change in the shareholding of the Company before the Effective Date:

	As at the date of this announcement		Immediately following completion of the Proposal
Shareholders	Number of Shares	Total number of Shares in issue (%)(4)	Number of Shares	Total number of Shares in issue (%)(4)
(A) Offeror(1)	—	—	96,330,543	28.37

(B) Offeror Concert Parties (not subject to the Scheme)
IMAX Barbados(1)	243,262,600	71.63	243,262,600	71.63

(C) Offeror and Offeror Concert Parties (A) + (B)(2)	243,262,600	71.63	339,593,143	100.00

(D) Disinterested Shareholders
Directors(3)
Mr. Jiande CHEN	88,861	0.03	—	—
Mr. Jim ATHANASOPOULOS	576,966	0.17	—	—
Ms. Mei-Hui (Jessie) CHOU	296,760	0.09	—	—
Mr. John DAVISON	454,526	0.13	—	—
Ms. Yue-Sai KAN	435,108	0.13	—	—
Ms. Dawn TAUBIN	454,526	0.13	—	—
Mr. Peter LOEHR	328,860	0.10	—	—
Share Award Trustee(4)	884,232	0.26	—	—
Other Disinterested Shareholders	92,810,704	27.33	—	—
Sub-total	96,330,543	28.37	—	—

Total number of Shares in issue (C) + (D)	339,593,143	100.00	339,593,143	100.00

Notes:

1.

IMAX Barbados is a company incorporated in Barbados with limited liability and is wholly-owned by the Offeror. As at the date of this announcement, IMAX Barbados directly owns 243,262,600 Shares and therefore the Offeror is deemed to be interested in 243,262,600 Shares held by IMAX Barbados pursuant to the SFO. Shares in which IMAX Barbados is interested will not form part of the Scheme Shares and will not be cancelled. Upon the Scheme becoming effective, the Company will be owned as to approximately 71.63% and 28.37% by IMAX Barbados and the Offeror, respectively.

2.

Morgan Stanley is the financial adviser to the Offeror in connection with the Proposal and the Share Incentive Proposal. Accordingly, Morgan Stanley and the relevant members of the Morgan Stanley group which hold Shares on an own account basis or manage Shares on a discretionary basis are presumed to be acting in concert with the Offeror in relation to the Company in accordance with class (5) of the definition of “acting in concert” under the Takeovers Code (except in respect of the Shares held by members of the Morgan Stanley group which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code). Members of the Morgan Stanley group which are exempt principal traders and exempt fund managers which are connected for the sole reason that they control, are controlled by or are under the same control as Morgan Stanley are not presumed to be acting in concert with the Offeror.

Details of holdings, borrowings or lendings of, and dealings in, the Shares or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company held by or entered into by members of the Morgan Stanley group (except in respect of Shares held by exempt principal traders or exempt fund managers or Shares held on behalf of non-discretionary investment clients of other parts of the Morgan Stanley group), if any, will be obtained as soon as possible after the date of this Announcement in accordance with Note 1 to Rule 3.5 of the Takeovers Code. A further announcement will be made by the Offeror and the Company if the holdings, borrowings, lendings, or dealings of the members of the Morgan Stanley group are significant and in any event, such information will be disclosed in the Scheme Document. The statements in this announcement as to holdings, borrowings or lendings of, or dealings in, the Shares or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company by Offeror Concert Parties are subject to the holdings, borrowings, lendings, or dealings (if any) of relevant members of the Morgan Stanley group presumed to be acting in concert with the Offeror.

However:

(a)

Shares held by any member of the Morgan Stanley group acting in the capacity of an exempt principal trader connected with the Offeror or the Company shall not be voted at the Court Meeting or the EGM in accordance with the requirement of Rule 35.4 of the Takeovers Code, and the Shares held by any member of the Morgan Stanley group in the capacity of an exempt principal trader for and on behalf of non-discretionary investment clients (that are not the Offeror or the Offeror Concert Parties) shall not be voted at the Court Meeting or the EGM unless otherwise confirmed with the Executive; and

(b)

Shares held by such exempt principal traders may, subject to consent of the Executive, be allowed to be voted at the Court Meeting and the EGM if: (i) the relevant connected exempt principal trader holds the relevant Shares as a simple custodian for and on behalf of non-discretionary clients; (ii) there are contractual arrangements in place between the relevant connected exempt principal trader and its client that strictly prohibit such member of the Morgan Stanley group from exercising any discretion over the relevant Shares; (iii) all instructions shall originate from such non-discretionary client only (if no instructions are given, then no action shall be taken on the relevant Shares held by the relevant connected exempt principal trader); and (iv) such non-discretionary client is not the Offeror or an Offeror Concert Party.

Any dealings in the Shares during the six months prior to 13 July 2023 (being the date of this announcement and the commencement of the offer period) and since the commencement of the offer period to the latest practicable date prior to the despatch of the Scheme Document by the Morgan Stanley group (excluding dealings in Shares by members of the Morgan Stanley group who are exempt principal traders or exempt fund managers or dealings in the Shares by members of the Morgan Stanley group for the account of non-discretionary investment clients of the Morgan Stanley group) will be disclosed in the Scheme Document and pursuant to Rule 22 of the Takeovers Code.

3.	None of these Directors is acting in concert with the Offeror.

4.

As at the date of this announcement, the Share Award Trustee holds 884,232 Shares (representing approximately 0.26% of the issued share capital of the Company), of which 852,482 Shares (representing approximately 0.25% of the issued share capital of the Company) are to be used to satisfy future grants or vesting of RSUs and PSUs and 31,750 Shares are to be used to satisfy 31,750 vested RSUs held by Mr. Jiande CHEN[2]. Further details are set out in the section headed “4. Share Incentive Proposal” above. Pursuant to Rule 17.05A of the Listing Rules and the rules of the RSU Scheme and the PSU Scheme, the Share Award Trustee shall not exercise the voting rights attached to the Shares held by it. Accordingly, such 884,232 Shares will not be voted on the Scheme at the Court Meeting nor at the EGM notwithstanding that such Shares form part of the Scheme Shares and are Disinterested Shares.

5.	All percentages in the above table are approximations and rounded to the nearest 2 decimal places and the aggregate percentages may not add up due to rounding of the percentages to 2 decimal places.

[2]

31,750 RSUs held by Mr. Jiande CHEN vested on 23 June 2023. The Share Award Trustee will transfer 31,750 Shares to Mr. Jiande CHEN in settlement of such vested RSUs after expiry of the blackout period of the Company on 27 July 2023.

7.	VOTING AT THE COURT MEETING AND THE EGM

Only Scheme Shareholders as at the Meeting Record Date may attend and vote at the Court Meeting to approve the Scheme. IMAX Barbados, as an Offeror Concert Party, will provide an undertaking to the Grand Court not to attend and vote at the Court Meeting. The Offeror will also undertake to the Grand Court to be bound by the Scheme, so as to ensure that it will comply with and be subject to the terms and conditions of the Scheme.

All Shareholders as at the Meeting Record Date will be entitled to attend the EGM and to vote on the special resolution to approve and give effect to (a) any reduction of the issued share capital of the Company on the Effective Date by cancelling the Scheme Shares; and (b) the contemporaneous issuance to the Offeror of such number of new Shares as is equal to the number of Scheme Shares cancelled and the application of the reserve created as a result of the aforesaid cancellation of the Scheme Shares to pay up in full at par such new Shares.

As the Share Award Trustee is not acting in concert with the Offeror and therefore the Shares held by the Share Award Trustee are Disinterested Shares and are entitled to be voted at the Court Meeting and the EGM. However, pursuant to Rule 17.05A of the Listing Rules and the rules of the RSU Scheme and the PSU Scheme, the Share Award Trustee shall not exercise the voting rights attached to the Shares held by it.

8.	INFORMATION ON THE GROUP

The Company is an exempted company incorporated in the Cayman Islands with limited liability whose Shares have been listed on the Main Board of the Stock Exchange since 8 October 2015. The Company is a leading entertainment technology company, the exclusive licensee of the IMAX brand in the theatre network, sales and maintenance business, and the sole commercial platform for the release of IMAX format films in Greater China. The Group is principally engaged in the entertainment industry specialising in digital and film-based motion picture technologies.

Based on the published audited consolidated financial statements of the Company, the table below sets out the financial information of the Group for the three financial years ended 31 December 2022:

	For the year ended 31 December
	2022	2021	2020
	US$’000	US$’000	US$’000
Revenues	73,330	112,801	52,331
Profit (loss) before tax	15,281	50,488	(8,604)
Profit (loss) after tax	10,758	38,217	(26,739)

As at 31 March 2023, the Company had approximately US$78 million in cash and cash equivalents, of which approximately US$31 million was held outside of mainland China and approximately US$47 million3 was held within mainland China.

[3]	As disclosed in the Offeror’s unaudited quarterly report on the Form 10-Q for the three months ended 31 March 2023 (see page 63).

9.	INFORMATION ON THE OFFEROR

The Offeror is a company incorporated in Canada with limited liability and is listed on the New York Stock Exchange. The Offeror is a premier global technology platform for entertainment and events. Through its proprietary software, theatre architecture, patented intellectual property, and specialized equipment, the Offeror offers a unique end-to-end solution to create superior, immersive content experiences.

As at the date of this announcement, the Offeror is indirectly interested in 243,262,600 Shares, representing approximately 71.63% of the issued share capital of the Company, through its wholly-owned subsidiary, IMAX Barbados.

Based on the Offeror’s published audited consolidated financial statements for the year ended 31 December 2022 and its quarterly report for the three months ended 31 March 2023, the table below sets out certain financial information of the Offeror group for such periods:

	IMAX Corporation excluding IMAX China		IMAX China		IMAX Corporation (Consolidated)		Less: Minority Interest		Total Attributable to Common Shareholders of IMAX Corporation
For the three months ended 31 March 2023(9)

Adjusted EBITDA (US$’000)	14,636	(3)	17,674	(2)	32,310	(1)	5,028	(1)	27,282	(1)

Adjusted EBITDA Margin (%)(4)	24.2		66.5		37.2		66.7		34.4

Net Income (US$’000)	(4,285	)(6)	9,408	(6)	5,123	(5)	2,669		2,454	(8)

Earnings per Share (US$’000)(7)	(0.08)		0.17		0.09		0.05		0.04	(8)

For the year ended 31 December 2022(9)

Adjusted EBITDA (US$’000)	57,581	(3)	38,108	(2)	95,689	(1)	11,231	(1)	84,458	(1)

Adjusted EBITDA Margin (%)(4)	25.3		52.0		31.8		53.8		30.2

Net Income (US$’000)	(30,140	)(6)	10,263	(6)	(19,877	)(5)	2,923		(22,800	)(8)

Earnings per Share (US$’000)(7)	(0.53)		0.18		(0.35)		0.05		(0.40	)(8)

Notes:

1.

These Adjusted EBITDA figures are taken from the line item headed “Adjusted EBITDA per Credit Facility” in the Offeror’s published audited consolidated financial statements for the year ended 31 December 2022 (see page 67) and its quarterly report for the three months ended 31 March 2023 (see page 63).

2.

The Adjusted EBITDA of the Company reflects the amount of the Adjusted EBITDA (as published by the Offeror) that is attributable to the Company, determined in accordance with U.S. GAAP and after making certain adjustments pursuant to the Offeror’s Credit Facility.

3.

The Adjusted EBITDA of the Offeror (excluding the Company) is calculated by subtracting the Adjusted EBITDA attributable to the Company from the consolidated Adjusted EBITDA of the Offeror (as set out in the table above).

4.

The Adjusted EBITDA Margin figures are calculated by dividing Adjusted EBITDA by revenue and are taken from the line item headed “Adjusted EBITDA margin attributable to common shareholders” on the Form 8-K relating to the Offeror’s full-year results for the year ended 31 December 2022 (see page 15) and quarterly results for the three months ended 31 March 2023 (see page 14).

5.

The consolidated net income of the Offeror is taken from the line item headed “Reported net income (loss)” on the Form 8-K relating to the Offeror’s full-year results for the year ended 31 December 2022 (see page 10) and quarterly results for the three months ended 31 March 2023 (see page 9).

6.

The net income of the Company is calculated by dividing the line item headed “Net income (loss) attributable to non-controlling interests” by the line item headed “Non-controlling interest ownership percentage” on the Form 8-K relating to the Offeror’s full-year results for the year ended 31 December 2022 (see pages 10 and 16) and quarterly results for the three months ended 31 March 2023 (see pages 9 and 15).

7.

The earnings per share is calculated by dividing the weighted average number of outstanding shares of the Offeror taken from the line item headed “Weighted average shares outstanding — basic” on the Form 8-K relating to the Offeror’s full-year results for the year ended 31 December 2022 (see page 15) and quarterly results for the three months ended 31 March 2023 (see page 10) by net income (as set out in the table above).

8.

Includes a tax valuation allowance resulting in a negative impact of US$1.6 million or US$0.03 per share of the Offeror for the three months ended 31 March 2023, and US$16.5 million or US$0.29 per share of the Offeror for the year ended 31 December 2022.

9.

The financial information disclosed above has been prepared in accordance with U.S. GAAP. The accounting standard is different to IFRS, which is the standard employed by the Company as a company listed on the Main Board of the Stock Exchange for preparing and presenting financial information. As such, the financial information of the Company disclosed above is not directly comparable to the financial results reported directly by the Company in its filings with the Stock Exchange.

As disclosed in the Company’s announcement dated 28 April 2023, the Offeror made an announcement regarding its unaudited results for the three months ended 31 March 2023 (the “Earning Release”) and filed its unaudited quarterly report on the Form 10-Q for the three months ended 31 March 2023 (the “Quarterly Report”) with the U.S. SEC. The financial information disclosed in the Earning Release and Quarterly Report relating to the Company (the “Offeror 2023 Q1 Disclosure”) constitute a profit forecast pursuant to Rule 10 of the Takeovers Code. It does not meet the standard as required by Rule 10 of the Takeovers Code and has not been reported on in accordance with Rule 10 of the Takeovers Code, thus the Shareholders and potential investors of the Company are advised to exercise caution in placing reliance on the Offeror 2023 Q1 Disclosure when assessing the merits and demerits of the Proposal and the Share Incentive Proposal.

As additional time is required for the preparation of the reports by the Company’s financial adviser and auditors, the Offeror 2023 Q1 Disclosure will be reported on in accordance with Rule 10.4 of the Takeovers Code in the next document to be sent to the Shareholders, being the Scheme Document. However, as the Company expects to include the interim results of the Company for the six months ended 30 June 2023 (the “2023 Interim Results”) in the Scheme Document to be sent to the Shareholders, the requirements under Rule 10.4 of the Takeovers Code to report on the Offeror 2023 Q1 Disclosure will be superseded by the inclusion of the 2023 Interim Results in the Scheme Document.

10.	INTENTION OF THE OFFEROR WITH REGARD TO THE GROUP

As at the date of this announcement, it is the intention of the Offeror for the Group to continue to carry on its existing business and the Offeror does not have any plan to make any material change to: (a) the business of the Group (including any redeployment of any fixed asset of the Group); or (b) the continued employment of the employees of the Group (other than in the ordinary course of business).

As at the date of this announcement, it is expected that upon completion of the Proposal: (a) Mr. Daniel MANWARING will continue as the chief executive officer of the Company, reporting to Mr. Richard GELFOND and overseeing all local business functions, which include distribution, marketing, finance and additional areas focused on the Company’s business interests in Greater China; and (b) the Company will remain headquartered in Shanghai with offices in Beijing.

11.	INDEPENDENT BOARD COMMITTEE

The Independent Board Committee, comprising Ms. Yue-Sai KAN, Mr. John DAVISON, Ms. Dawn TAUBIN and Mr. Peter LOEHR (being all of the independent non-executive Directors), has been established by the Board to make recommendations to the Disinterested Shareholders and the Share Incentive Holders as to: (i) whether the terms of the Proposal, the Scheme and the Share Incentive Proposal are, or are not, fair and reasonable; and (ii) whether to vote in favour of the Scheme at the Court Meeting and the resolutions in connection with the implementation of the Proposal at the EGM.

As Mr. Richard GELFOND (being a non-executive Director and the chairman of the Board) is also the Chief Executive Officer of the Offeror and Mr. Robert LISTER (being a non-executive Director) is also the Chief Legal Officer and Senior Executive Vice President of the Offeror, Mr. Richard GELFOND and Mr. Robert LISTER are regarded as being interested in the Proposal and will not form part of the Independent Board Committee.

12.	INDEPENDENT FINANCIAL ADVISER

As at the date of this announcement, the Company has not appointed an Independent Financial Adviser in connection with the Proposal and the Share Incentive Proposal. The Independent Financial Adviser will be appointed by the Board, with the approval of the Independent Board Committee, in due course to advise the Independent Board Committee on the Proposal and the Share Incentive Proposal. A further announcement will be made after the appointment of the Independent Financial Adviser.

13.	REASONS FOR AND BENEFITS OF THE PROPOSAL

For the Offeror: The Proposal will enable enhanced operational flexibility in Greater China, unlock financial benefits for the Offeror and streamline the group structure

The Proposal will enable greater operational flexibility for the Offeror to pursue new growth opportunities and applications of IMAX technology in the Greater China market. Financially, the Offeror expects that the Proposal will be accretive to its earnings per share immediately following implementation of the Proposal based on the Offeror’s and the Company’s historical financials, while also providing the Offeror with greater flexibility in the usage of the Company’s cash and potential tax efficiencies. The Proposal will also allow the Offeror and the Company to save on the administrative, compliance and other related costs associated with maintaining a listing (which, based on the reported costs and expenses incurred by the Company in the 2022 financial year, could save approximately US$2 million).

The Proposal will enable the Offeror and the Company to streamline its group structure and further align the Greater China business with the Offeror’s global operations, including optimizing its corporate structure and group tax planning, and simplification in financial reporting. The Proposal will create a unified listing platform, which may also reduce the complexity for public markets to assign respective valuations to the Offeror and the Company.

The Offeror further expects that implementation of the Proposal will provide it with greater flexibility for long-term strategic options – the listing of the Company fueled the growth of the Company in Greater China and the Company expects the Proposal to further expand the IMAX brand and technology in Greater China’s thriving market in entertainment.

For the Scheme Shareholders: The Proposal represents an attractive opportunity to realize their investment at a compelling premium

Trading liquidity in the Shares of the Company has declined significantly from an average daily volume of 982,361 Shares per day during 2018 to 301,831 Shares per day for the period from 1 January 2023 up to and including the Last Full Trading Date. This decline in liquidity limits the attractiveness of the Shares for market participants and impacts both the price for the Shares as well as the Company’s ability to raise new capital on attractive terms. The low level of trading liquidity also impacts Shareholders’ ability to purchase and sell a significant quantity of Shares without adversely impacting the price. While the Company’s financial performance has been resilient despite the impact of COVID-19 over the past few years, the Company’s share price on the Last Full Trading Date remains near its all-time low with a 75.9% decline compared to its all-time high since 2018. While the Company has been effecting share repurchases to demonstrate its confidence in the long-term prospect of the Company, the potential cap on the Offeror’s ownership in the Company at 75% (in order to maintain its public float of 25%) will impede the Offeror’s ability to further repurchase shares, as it now owns close to 71.63%. The Proposal may further consolidate the trading liquidity of the Company into that of the Offeror as Shareholders who desire exposure to the Company can invest in the Offeror’s publicly traded shares on the New York Stock Exchange.

The Offeror believes that the Proposal provides an opportunity for the Scheme Shareholders to dispose of their Shares at a compelling premium over recent market prices without being subject to any liquidity discount. The Offer Price of HK$10.00 for each Scheme Share represents a premium of approximately 39.47% over the closing price of HK$7.1700 per Share as quoted on the Stock Exchange on the Last Full Trading Date, and a premium of approximately 49.16% and 34.78% over the average closing price of approximately HK$6.7043 and HK$7.4194 per Share for the 30 and 90 trading days up to and including the Last Full Trading Date, respectively.

No statement in this section headed “13. Reasons for and Benefits of the Proposal” should be interpreted to mean that the earnings or financial performance of the Offeror or the Company for the current year or future years will necessarily match or exceed the historical or published earnings or financial performance of the Offeror or the Company, respectively.

14.	WITHDRAWAL OF LISTING OF THE SHARES ON THE STOCK EXCHANGE

Upon the Scheme becoming effective, all of the Scheme Shares will be cancelled and the share certificates in respect of the Scheme Shares will thereafter cease to have effect as documents or evidence of title. The Company will make an application to the Stock Exchange for the withdrawal of the listing of the Shares on the Stock Exchange in accordance with Rule 6.15 of the Listing Rules immediately following the Scheme becoming effective.

The Shareholders will be notified by way of an announcement of the exact dates of the last day for dealing in the Shares on the Stock Exchange and the day on which the Scheme and the withdrawal of the listing of the Shares on the Stock Exchange will become effective. A detailed timetable of the implementation of the Proposal and the Share Incentive Proposal will be included in the Scheme Document, which will also contain, among other things, further details of the Scheme and the Share Incentive Proposal.

15.	IF THE SCHEME IS NOT APPROVED OR THE PROPOSAL LAPSES

Subject to the requirements of the Takeovers Code, the Proposal and the Scheme will lapse if any of the Conditions has not been fulfilled or (where applicable) waived on or before the Long Stop Date. If the Scheme is not approved or the Proposal otherwise lapses, the listing of the Shares on the Stock Exchange will not be withdrawn and, as the Share Incentive Proposal is conditional upon the Scheme becoming effective, the Share Incentive Proposal will lapse.

If the Scheme is not approved or the Proposal otherwise lapses, there are restrictions under the Takeovers Code on making subsequent offers, to the effect that neither the Offeror nor any person who acted in concert with it in the course of the Proposal (nor any person who is subsequently acting in concert with any of them) may, within 12 months from the date on which the Scheme is not approved or the Proposal otherwise lapses, announce an offer or possible offer for the Company, except with the consent of the Executive.

16.	GENERAL MATTERS RELATING TO THE PROPOSAL AND THE SHARE INCENTIVE PROPOSAL

Overseas holders of the Scheme Shares and overseas Share Incentive Holders

The availability of the Proposal and the Share Incentive Proposal to persons who are citizens, residents or nationals of a jurisdiction other than Hong Kong may be affected by the laws of the relevant jurisdiction in which they are located or resident or of which they are citizens. Such Scheme Shareholders and Share Incentive Holders should inform themselves about and observe any applicable legal, regulatory or tax requirements in their respective jurisdictions and, where necessary, seek their own legal advice. Further information in relation to overseas Shareholders and Share Incentive Holders will be contained in the Scheme Document and the letter to the Share Incentive Holders, respectively.

It is the responsibility of the overseas Scheme Shareholders and the Share Incentive Holders who wish to take any action in relation to the Proposal, the Scheme and/or the Share Incentive Proposal to satisfy themselves as to the full observance of the laws and regulations of the relevant jurisdiction in connection with any such action, including the obtaining of any governmental, exchange control or other consent which may be required, the compliance with any other necessary formality and the payment of any issue, transfer or other tax in any relevant jurisdiction.

Any approval or acceptance by the Scheme Shareholders and the Share Incentive Holders will be deemed to constitute a representation and warranty from such persons to the Offeror, the Company and their respective advisers (including Morgan Stanley as financial adviser to the Offeror) that such laws and regulations have been complied with. If you are in doubt as to your position, you should consult your professional advisers.

In the event that the despatch of the Scheme Document to the overseas Scheme Shareholders and the Share Incentive Holders is prohibited by any relevant law or regulation or may only be effected after compliance with conditions or requirements that the directors of the Offeror or the Company regard as unduly onerous or burdensome (or otherwise not in the best interests of the Company or the Shareholders), the Scheme Document may not be despatched to such holders of the Scheme Shares and such Share Incentive Holders. For that purpose, the Company will apply for such waivers as may be required by the Executive pursuant to Note 3 to Rule 8 of the Takeovers Code at such time. Any such waiver will only be granted if the Executive is satisfied that it would be unduly burdensome to despatch the Scheme Document to such holders of the Scheme Shares or Share Incentive Holders. In granting any such waiver, the Executive will be concerned to see that all material information in the Scheme Document is made available to such Scheme Shareholders or Share Incentive Holders.

Taxation advice

Scheme Shareholders and Share Incentive Holders are recommended to consult their own professional advisers if they are in any doubt as to the taxation implications of the Proposal, the Scheme or the Share Incentive Proposal. It is emphasised that none of the Offeror, the Offeror Concert Parties, the Company, Morgan Stanley, their respective ultimate beneficial owners, directors, officers, employees, agents and associates and any other person involved in the Proposal, the Scheme or the Share Incentive Proposal accepts any responsibility for any taxation effects on, or liabilities of, any person as a result of the Proposal, the Scheme or the Share Incentive Proposal.

Costs of the Scheme

If either the Independent Board Committee or the Independent Financial Adviser does not recommend the Proposal, the Scheme and/or the Share Incentive Proposal, and the Scheme is not approved, all costs and expenses incurred by the Company in connection with the Proposal, the Scheme and the Share Incentive Proposal shall be borne by the Offeror in accordance with Rule 2.3 of the Takeovers Code.

Other arrangements

As at the date of this announcement:

(a)	save as disclosed in the section headed “6. Shareholding Structure of the Company” above, neither the Offeror nor any Offeror Concert Party owns, controls or has direction over any Shares;

(b)

save as disclosed in the section headed “6. Shareholding Structure of the Company” above, there are no securities, warrants or options convertible into Shares held, controlled or directed by the Offeror or any Offeror Concert Party;

(c)

none of the Offeror nor any Offeror Concert Party has dealt for value in any Shares or any convertible securities, warrants, options or derivatives in respect of any Shares during the six months prior to and including the date of this announcement;

(d)	neither the Offeror nor any Offeror Concert Party has entered into any outstanding derivative in respect of the securities in the Company;

(e)	neither the Offeror nor any Offeror Concert Party has borrowed or lent any Shares or any other relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) of the Company;

(f)

save for the LTIP Option Holder Undertaking, no irrevocable commitment to vote for or against the Scheme, or to accept or not accept the Share Incentive Offer, has been received by the Offeror or the Offeror Concert Parties;

(g)

save for the Proposal and the Share Incentive Proposal, there are no arrangements (whether by way of option, indemnity or otherwise) of any kind referred to in Note 8 to Rule 22 of the Takeovers Code in relation to the Shares or the shares of the Offeror between the Offeror or any of the Offeror Concert Parties and any other person which might be material to the Proposal;

(h)

there is no agreement or arrangement to which the Offeror or any Offeror Concert Party is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a Condition to the Proposal, the Scheme or the Share Incentive Proposal;

(i)

there is no understanding, arrangement or agreement or special deal (as defined under Rule 25 of the Takeovers Code) between (i) any Shareholder; and (ii) either (a) the Offeror or the Offeror Concert Parties; or (b) the Company or the Company’s subsidiaries or associated companies; and

(j)

save for the Offer Price and the consideration to be provided pursuant to the Share Incentive Proposal, there is no other consideration, compensation or benefit in whatever form paid or to be paid by the Offeror or any of the Offeror Concert Parties to the Scheme Shareholders or Share Incentive Holders in connection with the Proposal, the Scheme or the Share Incentive Proposal.

Despatch of the Scheme Document

A Scheme Document including, among other things: (a) further details of the Proposal, the Scheme and the Share Incentive Proposal; (b) an explanatory statement in respect of the Scheme as required under the Companies Act; (c) the expected timetable relating to the Proposal, the Scheme and the Share Incentive Proposal; (d) a letter from the Independent Board Committee containing its recommendations to the Disinterested Shareholders and the Share Incentive Holders in respect of the Proposal, the Scheme and the Share Incentive Proposal; (e) a letter of advice from the Independent Financial Adviser containing its advice to the Independent Board Committee in respect of the Proposal, the Scheme and the Share Incentive Proposal; and (f) notices of the Court Meeting and the EGM (including proxy forms relating to such meetings for use by the relevant Shareholders), will be despatched to the Shareholders and the Share Incentive Holders as soon as practicable and in compliance with the requirements of the Takeovers Code and Applicable Laws.

The Scheme Document will contain important information, and the Disinterested Shareholders or Shareholders (as the case may be) are urged to read the Scheme Document carefully before casting any vote at (or providing any proxy in respect of) the Court Meeting or the EGM.

17.	RESUMPTION OF TRADING

At the request of the Company, trading in the Shares on the Stock Exchange was halted from 10:06 a.m. on 11 July 2023, pending the issue of this announcement.

An application has been made by the Company to the Stock Exchange for the resumption of trading in the Shares on the Stock Exchange with effect from 9:00 a.m. on 13 July 2023.

18.	DISCLOSURE OF DEALINGS

In accordance with Rule 3.8 of the Takeovers Code, the respective associates (as defined in the Takeovers Code) of the Offeror and the Company, including any person who owns or controls 5% or more of any class of the relevant securities of the Offeror or the Company, are hereby reminded to disclose their dealings in any relevant securities of the Company under Rule 22 of the Takeovers Code.

In accordance with Rule 3.8 of the Takeovers Code, the full text of Note 11 to Rule 22 of the Takeovers Code is reproduced below.

“Responsibilities of stockbrokers, banks and other intermediaries

Stockbrokers, banks and others who deal in relevant securities on behalf of clients have a general duty to ensure, so far as they are able, that those clients are aware of the disclosure obligations attaching to associates of an offeror or the offeree company and other persons under Rule 22 and that those clients are willing to comply with them. Principal traders and dealers who deal directly with investors should, in appropriate cases, likewise draw attention to the relevant Rules. However, this does not apply when the total value of dealings (excluding stamp duty and commission) in any relevant security undertaken for a client during any 7 day period is less than $1 million.

This dispensation does not alter the obligation of principals, associates and other persons themselves to initiate disclosure of their own dealings, whatever total value is involved.

Intermediaries are expected to co-operate with the Executive in its dealings enquiries. Therefore, those who deal in relevant securities should appreciate that stockbrokers and other intermediaries will supply the Executive with relevant information as to those dealings, including identities of clients, as part of that co-operation.”

19.	DEFINITIONS

In this announcement, the following expressions have the meanings set out below unless the context requires otherwise.

“acting in concert”	has the meaning given to it in the Takeovers Code

“Applicable Laws”	any and all laws, rules, regulations, judgments, decisions, decrees, orders, injunctions, treaties, directives, guidelines, standards, notices and/or other legal, regulatory and/or administrative requirements of any Authority

“Approval”	any approval, authorisation, ruling, permission, waiver, consent, licence, permit, clearance, registration or filing which is required or desirable under any Applicable Law, or any licence, permit or contractual obligation of any member of the Group, for or in connection with the Proposal or the implementation of the Proposal in accordance with its terms and conditions (including the withdrawal of the listing of the Shares on the Stock Exchange), in each case excluding any filing or notification to any Authority which does not require such Authority’s approval, acknowledgement, permission, consent or clearance

“associates”	has the meaning ascribed to it under the Takeovers Code

“Authority”	any supranational, national, federal, state, regional, provincial, municipal, local or other government, governmental, quasi-governmental,legal, regulatory or administrative authority, department, branch, agency, commission, bureau or body (including any securities or stock exchange) or any court, tribunal, or judicial or arbitral body

“Board”	the board of Directors

“Companies Act”	the Companies Act (2023 Revision) of the Cayman Islands

“Company” or “IMAX China”	IMAX China Holding, Inc., an exempted company incorporated in the Cayman Islands with limited liability, the Shares of which are listed on the Main Board of the Stock Exchange (Stock Code: 1970)

“Condition(s)”	the condition(s) to the implementation of the Proposal and the Scheme as set out in the section headed “3. Conditions of the Proposal and the Scheme” in this announcement

“Control”	has the meaning given to it in the Takeovers Code, and “Controlling” and “Controlled” shall be construed accordingly

“Court Meeting”	a meeting of the Scheme Shareholders to be convened at the direction of the Grand Court at which the Scheme (with or without modification) will be voted upon, or any adjournment thereof

“Credit Facility”	the Sixth Amended and Restated Credit Agreement dated 25 March 2022 between the Offeror, Wells Fargo Bank, National Association (as agent) and a syndicate of lenders party thereto

“Director(s)”	the director(s) of the Company

“Disinterested Shares”	the Shares other than any Shares which are beneficially owned by the Offeror or any Offeror Concert Party, including, for the avoidance of doubt, any Share(s) held by any member of the Morgan Stanley group on a non-discretionary and non-proprietary basis for and on behalf of its clients who are not the Offeror or an Offeror Concert Party

“Disinterested Shareholders”	the holders of Disinterested Shares, including, for the avoidance of doubt, any member of the Morgan Stanley group acting in the capacity of an exempt principal trader or exempt fund manager for the purpose of the Takeovers Code

“Effective Date”	the date on which the Scheme becomes effective in accordance with the Companies Act and the Conditions

“EGM”	an extraordinary general meeting of the Company to be held promptly after the conclusion or adjournment of the Court Meeting for the purpose of approving, among other things, any reduction of the share capital of the Company as a result of the cancellation of the Scheme Shares; and the implementation of the Scheme

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate(s) of the Executive Director

“Grand Court”	the Grand Court of the Cayman Islands

“Group”	the Company and its subsidiaries

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“IFRS”	the International Financial Reporting Standards

“IMAX Barbados”	IMAX (Barbados) Holding, Inc., a company incorporated in Barbados with limited liability and a controlling shareholder of the Company

“Independent Board Committee”	the independent committee of the Board, comprising Ms. Yue-Sai KAN, Mr. John DAVISON, Ms. Dawn TAUBIN and Mr. Peter LOEHR (being all of the independent non-executive Directors)

“Independent Financial Adviser”	the independent financial adviser which will be appointed by the Company, with the approval of the Independent Board Committee pursuant to Rule 2.1 of the Takeovers Code, to advise the Independent Board Committee as to: (i) whether the terms of the Proposal, the Scheme and the Share Incentive Proposal are, or are not, fair and reasonable; and (ii) whether to vote in favour of the Scheme at the Court Meeting and the resolutions in connection with the implementation of the Proposal at the EGM

“Last Full Trading Date”	10 July 2023, being the last full day on which the Shares were traded on the Stock Exchange before publication of this announcement

“Last Trading Date”	11 July 2023, being the last day on which the Shares were traded on the Stock Exchange before publication of this announcement

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited as amended from time to time

“Long Stop Date”	31 December 2023, or such later date as may be agreed between the Offeror and the Company or, to the extent applicable, as the Grand Court may direct and in all cases, as permitted by the Executive and consented to by Morgan Stanley

“LTIP”	the inactive long term incentive plan adopted by the Company in October 2012, under which no further incentives will be offered or granted pursuant to the LTIP with effect from the listing of the shares of the Company on the Main Board of the Stock Exchange on 8 October 2015

“LTIP Option(s)”	share option(s) granted by the Company pursuant to the LTIP

“LTIP Option Holder”	holder of LTIP Option(s)

“LTIP Option Holder Undertaking”	an irrevocable undertaking given by the LTIP Option Holder, details of which are set out in the section headed “4. Share Incentive Proposal”

“LTIP Option Offer”	the offer to be made by or on behalf of the Offeror to the LTIP Option Holder

“Meeting Record Date”	the record date for the purpose of determining the entitlement of the Scheme Shareholders to attend and vote at the Court Meeting and the entitlement of the Shareholders to attend and vote at the EGM

“Morgan Stanley”	Morgan Stanley Asia Limited, a company incorporated in Hong Kong with limited liability and licensed under the SFO to carry on Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities, and the financial adviser to the Offeror in connection with the Proposal and the Share Incentive Proposal

“offer period”	has the meaning ascribed to it in the Takeovers Code, which commenced on 13 July 2023, being the date of this announcement

“Offer Price”	the offer price of HK$10.00 for the cancellation of each Scheme Share payable in cash by the Offeror to the Scheme Shareholders pursuant to the Scheme

“Offeror”	IMAX Corporation, a company incorporated in Canada with limited liability and listed on the New York Stock Exchange (NYSE: IMAX) and the ultimate controlling shareholder of the Company

“Offeror Concert Parties”	persons who are acting in concert or presumed to be acting in concert with the Offeror under the Takeovers Code, including: (a) IMAX Barbados; and (b) members of the Morgan Stanley group (except in the capacity of exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code)

“Offeror LTIP”	the Second Amended and Restated Long-Term Incentive Plan adopted by the Offeror, as amended from time to time

“Offeror RSU(s)”	restricted share unit(s) (vested or unvested) granted by the Offeror pursuant to the Offeror LTIP

“Offeror PSU(s)”	performance share unit(s) (vested or unvested) granted by the Offeror pursuant to the Offeror LTIP

“PRC” or “China”	the People’s Republic of China and, for the purpose of this announcement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and Taiwan

“Proposal”	the proposal for the privatisation of the Company by the Offeror by way of the Scheme and the withdrawal of the listing of the Shares on the Stock Exchange, on the terms and subject to the conditions set out in this announcement

“PSU(s)”	performance share unit(s) (vested or unvested) granted by the Company pursuant to the PSU Scheme

“PSU Holder(s)”	holder(s) of PSU(s)

“PSU Scheme”	the rules on the post-IPO performance share unit scheme adopted by the Company on 12 March 2020, as amended from time to time

“PSU Tranche”	has the meaning given to it in the section headed “4. Share Incentive Proposal”

“Record Date”	the record date to be announced for determining the entitlements of the Scheme Shareholders under the Scheme

“relevant securities”	has the meaning given to it in Note 4 to Rule 22 of the Takeovers Code

“RSU(s)”	restricted share unit(s) (vested or unvested) granted by the Company pursuant to the RSU Scheme

“RSU Holder(s)”	holder(s) of RSU(s)

“RSU Scheme”	the rules on the restricted share unit scheme adopted by the Company on 21 September 2015, as amended from time to time

“RSU Tranche”	has the meaning given to it in the section headed “4. Share Incentive Proposal”

“Scheme”	the scheme of arrangement to be proposed under section 86 of the Companies Act for the implementation of the Proposal

“Scheme Document”	the composite scheme document of the Offeror and the Company containing, among other things, further details of the Proposal and the Share Incentive Proposal together with the additional information set out in the section headed “16. General Matters Relating to the Proposal and the Share Incentive Proposal — Despatch of the Scheme Document” in this announcement

“Scheme Share(s)”	the Share(s) in issue on the Record Date other than the Shares in which IMAX Barbados is interested

“Scheme Shareholder(s)”	the registered holder(s) of the Scheme Share(s) as at the Record Date

“SFC”	the Securities and Futures Commission of Hong Kong

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	share(s) with a nominal value of US$0.0001 each in the issued capital of the Company

“Share Award Offer”	the offer to be made by or on behalf of the Offeror to the RSU Holders and PSU Holders

“Share Award Trustee”	Computershare Hong Kong Trustees Limited, the trustee appointed to hold Shares pending the vesting of RSUs and PSUs granted pursuant to the RSU Scheme and the PSU Scheme

“Share Incentive Holder(s)”	holder(s) of LTIP Option(s), Share Option(s), RSU(s) and PSU(s)

“Share Incentive Proposal”	the LTIP Option Offer, the Share Option Offer and the Share Award Offer, details of which are set out in the section headed “4. Share Incentive Proposal”

“Share Incentive(s)”	any LTIP Option(s), Share Option(s), RSU(s) and/or PSU(s) (as the case may be)

“Share Option(s)”	share option(s) granted by the Company pursuant to the Share Option Scheme

“Share Option Holder(s)”	holder(s) of Share Option(s)

“Share Option Offer”	the offer to be made by or on behalf of the Offeror to the Share Option Holders

“Share Option Scheme”	the rules on the post-IPO share option scheme adopted by the Company on 21 September 2015, as amended from time to time

“Shareholder(s)”	the registered holder(s) of Share(s)

“Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Takeovers Code”	The Code on Takeovers and Mergers issued by the SFC in Hong Kong as amended from time to time

“U.S.” or “United States”	the United States of America

“U.S. GAAP”	the Generally Accepted Accounting Principles of the United States

“U.S. SEC”	the United States Securities and Exchange Commission

“US$”	United States dollars, the lawful currency of the United States

“Vesting RSUs”	has the meaning given to it in the section headed “4. Share Incentive Proposal”

“%”	per cent

Unless otherwise specified in this announcement, conversions of US$ into HK$ are made in this announcement, for illustration only, at the rate of US$1.00 to HK$7.75. No representation is made that any amounts in US$ or HK$ could have been or could be converted at that rate or at any other rates or at all.

In the event of any inconsistency between the English version and the Chinese version of this announcement, the English version shall prevail.

By order of the board of IMAX Corporation Kenneth I. Weissman Deputy General Counsel & Corporate Secretary	By order of the Board IMAX China Holding, Inc. Yifan (Yvonne) He Joint Company Secretary

Hong Kong, 13 July 2023

As at the date of this announcement, the directors of the Offeror are Mr. Darren THROOP, Mr. Richard GELFOND, Mr. Gail BERMAN, Mr. Eric DEMIRIAN, Mr. Kevin DOUGLAS, Mr. David LEEBRON, Mr. Michael MACMILLAN, Mr. Steve PAMON, Ms. Dana SETTLE and Ms. Jen WONG.

The directors of the Offeror jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than opinions expressed by the Directors in their capacity as the Directors) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

As at the date of this announcement, the Board comprises three executive Directors, namely Mr. Jiande CHEN, Mr. Jim ATHANASOPOULOS and Ms. Mei-Hui CHOU (Jessie), two non-executive Directors, namely Mr. Richard GELFOND and Mr. Robert LISTER, and four independent non-executive Directors, namely, Mr. John DAVISON, Ms. Yue-Sai KAN, Ms. Dawn TAUBIN and Mr. Peter LOEHR.

The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Offeror and the Offeror Concert Parties) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than opinions expressed by the directors of the Offeror in their capacity as the directors of the Offeror) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.